SUB-ITEM 77K - CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS


The independent accountants for the Z-Seven Fund, Inc. has changed from Price Waterhouse LLP to KPMG Peat Marwick LLP since the last Form N-SAR was filed.

(1) The former accountant, Price Waterhouse LLP, was dismissed on December 8, 1995.

(2) The principal accountant's (Price Waterhouse LLP) report on the financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion. The financial statements for either of the past two years were not qualified or modified as to uncertainty, audit scope, or accounting principles.

(3) The decision to change accountants was recommended by the Audit Committee of the Board of Directors. The recommendation was based on the 60% increase in
the fee for the 1995 audit as proposed by Price Waterhouse LLP.   Additionally,
the change of independent accountants was approved by shareholder vote, by proxy or in person, at the Annual Shareholders' Meeting on December 8, 1995.

(4)  There were no disagreements with the former accountant (Price Waterhouse
LLP) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.